Exhibit 10.1

2006 EXECUTIVE COMPENSATION PLAN

On March 17, 2006, the Board of Directors of Nektar Therapeutics (the “Company”), approved the following 2006 Executive Compensation Plan (the “Plan”).

COMPENSATION PHILOSOPHY

The primary goals of the Plan are to help drive the attainment of key business objectives while enabling the Company to attract, retain, and reward capable executives who can contribute to the Company’s continued success. Equity participation and a strong alignment to stockholders’ interests are key elements of the Company’s compensation philosophy. Four key goals form the basis for compensation decisions for all executives:

1. To attract and retain the most highly qualified executive management team;

2. To emphasize sustained performance by aligning rewards with stockholder interests, especially through the use of equity participation programs;

3. To pay competitively compared to similar biopharmaceutical companies and to provide appropriate reward opportunities for achieving high levels of performance with regards to business objectives and to similar organizations in the marketplace; and

4. To motivate executive officers to achieve the Company’s annual and long-term business goals.

To meet these goals, the Organization and Compensation Committee of the Board of Directors (the “Committee”) has adopted a mix of compensation elements, including salary, stock options, restricted stock awards and other incentives such as the Company’s Variable Compensation Plan.

BASE SALARY

The Committee recognizes the importance of maintaining compensation practices and levels of compensation competitive with biopharmaceutical companies in comparable stages of development. Base salary represents the fixed component of the Plan. The philosophy regarding base salaries is conservative, maintaining salaries approximately at the competitive industry median. Base salary levels are established based on an annual review of marketplace competitiveness and on the basis of individual performance. In this context base salaries for executives were increased for fiscal 2006 to a level consistent with the industry median.

BONUSES (VARIABLE COMPENSATION PLAN)

Bonus awards are another component of the Plan. Bonuses, if any, are linked to the achievement of specified corporate goals. Corporate performance goals on which 2006 bonuses are based center upon four broad corporate categories:

1. building product pipeline;

2. building a long term business;

3. organizational capabilities and infrastructure; and

4. financial performance.

For executive officers, the target bonus for 2006 is set at (i) 25% for each of our Senior Vice President, Finance and Chief Financial Officer, Senior Vice President, Research and Development and our Senior Vice President Corporate Operations and General Counsel; and (ii) 30% for our Chief Scientific Officer, of total target cash compensation (total target cash compensation is the executive’s salary plus the target bonus as set by the Committee). Actual bonuses paid may range from 0% to 45% of total target cash compensation based on the achievement of corporate performance goals.

EQUITY COMPENSATION

The equity incentive plans offered by the Company have been established to provide all executive officers with an opportunity to share, along with stockholders, of increasing the value of the Company. The Committee strongly believes that a goal of the Plan should be to provide executive officers who have significant responsibility for driving the Company’s success with an opportunity to increase their ownership and potentially gain financially from stock price increases. The interests of stockholders, executives and employees are thereby closely aligned. Executive officers and other employees receive stock options at time of hire and are further eligible to receive equity compensation awards, including stock options and restricted stock unit awards, based on annual performance and compensation reviews. All equity compensation awards must be exercised according to the provisions of the equity compensation notices and agreements as well as the terms and conditions of our equity incentive plans.

As the base salaries for the executive officers are in the mid-range for comparable companies, the Committee has used equity compensation as a primary incentive to attract and retain executive officers. Equity compensation awards are based on an executive officer’s level within the Company’s salary structure and the individual’s performance. After considering the criteria relating to equity awards, the Committee determined that executive officers would be granted stock options and restricted stock awards, as the case may be, for fiscal 2006. The stock options that have been granted to executive officers in fiscal 2006 vest monthly over five years and the restricted stock awards vest on the attainment of corporate milestones. The restricted stock unit awards may vest either based on time or the achievement of corporate performance milestones.

Section 162(m) of the Code limits deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation”

within the meaning of the Code. The Committee has determined that stock awards granted under the 2000 Equity Incentive Plan with an exercise price at least equal to the fair market value of the common stock on the date of grant shall be treated as performance-based compensation.

CHIEF EXECUTIVE OFFICER AND EXECUTIVE CHAIRMAN COMPENSATION

The Committee recommends to the Board of Directors the appropriate compensation for the Chief Executive Officer and Executive Chairman analyzing the same factors and criteria upon which other comparable executive officers’ compensation is based. The independent members of the Board of Directors ultimately determine the compensation of the Chief Executive Officer and Executive Chairman. Under the Plan, the total compensation mix for senior executives, including the Company’s Chief Executive Officer and Executive Chairman, emphasizes longer-term rewards in the form of equity compensation. We granted our interim Chief Executive Officer stock options and restricted stock units for his service. Upon the hiring of our new Chief Executive Officer, we will grant this person an equity compensation package including stock options and/or restricted stock units.

Target bonuses for the Chief Executive Officer and Chairman are set at 33 1/3% of total target cash compensation (total target cash compensation is the executive’s salary plus the target bonus set by the Committee). Actual bonuses paid may range from 0% to 50% of total target cash compensation based on the achievement of corporate performance goals.